Exhibit 23.1




                          INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this Registration Statement of New Rockwell Collins, Inc. (to be renamed Rockwell Collins, Inc.) on Form S-8 for the Rockwell Collins Retirement Savings Plan For Salaried Employees, the Rockwell Collins Retirement Savings Plan For Hourly Employees and the Rockwell Collins Retirement Savings Plan For Bargaining Unit Employees (collectively, the "Plans"), of our report dated May 30, 2001 on the statement of assets and liabilities of Rockwell Collins as of September 30, 2000 and 1999 and the related statements of operations, cash flows and changes in Rockwell International Corporation's invested equity and comprehensive income for each of the three years in the period ended September 30, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph noting that Rockwell Collins had not previously operated as a stand-alone company during the periods presented), and our report dated April 12, 2001 on the balance sheet of New Rockwell Collins, Inc. as of April 10, 2001 appearing in Amendment No. 3 to the Registration Statement on Form 10 (File No. 001-16445) of New Rockwell Collins, Inc. (to be renamed Rockwell Collins, Inc.). We also consent to the reference to us under the heading "Experts" in the prospectuses for the Plans which are part of this Registration Statement.



DELOITTE & TOUCHE LLP



Chicago, Illinois

June 15, 2001